Exhibit 3.1
    CERTIFICATE OF CORRECTION TO THE
    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
    OF
    KAMAN CORPORATION
To the Secretary of State
of the State of Connecticut
It is hereby certified that:
1.The name of the corporation (hereinafter called the "corporation") is Kaman Corporation.
2.The Amended and Restated Certificate of Incorporation of the corporation, which was filed with the Secretary of State of the State of Connecticut on April 17, 2019, is hereby corrected as set forth below.
3.The incorrect statement in said document and the reason it is incorrect are:
    Article NINTH of the Amended and Restated Certificate of Incorporation incorrectly references Connecticut General Statutes section 33-817(9) as the relevant subsection pertaining to action on a plan of merger or share exchange by a corporation incorporated under the laws of this state prior to January 1, 1997. The correct reference should be to Connecticut General Statutes section 33-817(13).
4.The portion of the document in corrected form is as follows:
NINTH
    Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of a majority of all capital stock of the corporation which by its terms may be voted on all matters submitted to shareholders of the corporation generally, voting together as a single class at a duly called meeting of the shareholders of the corporation, shall be required to amend, alter, repeal, rescind or adopt any provision inconsistent with Articles SEVENTH and EIGHTH of this Amended and Restated Certificate of Incorporation and this Article NINTH. The corporation expressly elects not to be governed by the provisions of Sections 33-797(f), 33-817(13), 33-831(i) or 33-881(f) of the CBCA pertaining to the shareholder vote required for corporations incorporated under the laws of the State of Connecticut prior to January 1, 1997 with respect to approval of an amendment of a certificate of incorporation, a plan of merger or share exchange, a sale of assets other than in the ordinary course of business or dissolution.
Signed on February 21, 2024
/s/ Richard S. Smith, Jr.
Richard S. Smith, Jr.
Senior Vice President, General Counsel
and Secretary